Exhibit 23

The Board of Directors
AMCOL International Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-34109, 33-55540, 33-73350, 333-56017 and 333-00581) on Form S-8 of AMCOL
International Corporation of our report dated February 28, 2003, relating to the consolidated balance sheets of AMCOL International Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule, which report appears in the December 31, 2002 annual report on Form 10-K of AMCOL International Corporation.

Our report refers to a change in the method of accounting for goodwill.

                                                     KPMG LLP

Chicago, Illinois
March 14, 2003


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